Exhibit 5.1

LAS VEGAS OFFICE 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89169 Tel: 702.792.7000 Fax: 702.796.7181	RENO OFFICE 5585 Kietzke Lane Reno, NV 89511 Tel: 775.852.3900 Fax: 775.852.3982
SUMMERLIN OFFICE 3425 Cliff Shadows Parkway Suite 150 Las Vegas, NV 89129 Tel: 702.693.4260 Fax: 702.939.8457	CARSON CITY OFFICE 510 W. Fourth Street Carson City, NV 89703 Tel: 775.882.1311 Fax: 775.882.0257

October 19, 2007

Gran Tierra Energy, Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada

Re:	Gran Tierra Energy, Inc.
2007 Equity Incentive Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel for Gran Tierra Energy, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering the registration by the Company of an aggregate of 9,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued and sold pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”).

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that a sufficient number of shares of Common Stock were authorized and available for the issuance of the Shares. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers. The foregoing opinion is limited to the Nevada Revised Statutes of the State of Nevada.

Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that, under the laws of the State of Nevada and under the Company’s articles of incorporation and the Company’s bylaws, the Shares that are being issued by the Company from time to time pursuant to the Plan have been duly authorized by all necessary corporate action of the Company, and the Shares, when sold in the manner and for the consideration contemplated by the Plan and grants issued pursuant to the Plan entered into by the Company to effectuate the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our firm name in the Registration Statement. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in law.

Very truly yours,

/s/ Kummer Kaempfer
KUMMER KAEMPFER BONNER RENSHAW & FERRARIO